Exhibit 23.1

KPMG LLP

PO Box 10426 777 Dunsmuir Street

Vancouver BC V7Y 1K3

Canada

Telephone (604) 691-3000

Fax (604) 691-3031

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of Methanex Corporation

We consent to the use of our reports, each dated March 11, 2019 with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting included in this annual report on Form 40-F.

We also consent to the incorporation by reference of such reports in the Registration Statements (No. 333-112624, No. 333-141833, No. 333-194850 and No. 333-217591) on Form S-8 of Methanex Corporation.

/s/ KPMG LLP

Chartered Professional Accountants

March 11, 2019

Vancouver, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a

Swiss entity. KPMG Canada provides services to KPMG LLP.